Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION

UPGRADES DREDGING FLEET

Oak Brook, Illinois — April 13, 2007 — Great Lakes Dredge & Dock Corporation (NASDAQ: GLDD and GLDDW) — the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today announced that it has signed a definitive agreement to purchase dredging equipment from Weeks Marine, Inc. (“Weeks”).    Weeks, a Cranford, New Jersey Company, is a major provider of dredging services, marine construction and stevedoring activities.

The terms of the agreement with Weeks provide for Great Lakes Dredge & Dock Company, LLC, (“Great Lakes”), a subsidiary of Great Lakes Dredge & Dock Corporation, to purchase from Weeks the “Beachbuilder”, a large hydraulic dredge, for $13.3 million. Concurrently, the Company will assign to Weeks the Asset Purchase Agreement dated April 10, 2007 between Great Lakes and Bean Meridian L.L.C., an affiliate of C.F. Bean L.L.C. (“Bean”) pursuant to which Great Lakes has the right to purchase the hydraulic dredge “Meridian” and its attendant plant (the “Bean Deal”).  This exchange of dredges is advantageous to Great Lakes because the Beachbuilder’s larger size will allow the Company to modify this vessel to create a world class hydraulic cutterhead dredge well suited for capital and offshore beach nourishment work.  The acquisitions of the Eagle I from Bean and the Beachbuilder from Weeks, as well as the modifications to the Beachbuilder will be accomplished within the total amount of funds of approximately $64.5 million previously disclosed related to the Bean Deal.  The acquisitions and modifications are expected to be financed through a combination of long term lease financing and a new senior credit facility.

Douglas B. Mackie, President & Chief Executive Officer, said “We are excited that the exchange of these two dredges will enhance the Company’s competitive strength in capital and beach dredging. With the increase in capacity Great Lakes will be able to take on additional domestic and foreign work.  It is our intention to employ both the Eagle I and the Beachbuilder in 2007.  The Beachbuilder will operate while the new fabrications for this dredge are being constructed.”

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 18% of its dredging revenues over the last three years.  Great Lakes also owns an 85% interest in North American Site Developers, Inc., one of the largest U.S. providers of commercial and industrial demolition services.  Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction.  Great Lakes has a 117-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the industry, comprising over 180 specialized vessels.

The matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions.  In particular, any statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  These include risks associated with Great Lakes’ substantial leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations. In light of these and other uncertainties, the inclusion of forward-looking statements in this news release should not be regarded as a representation by Great Lakes that Great Lakes’ plans and objectives will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Great Lakes assumes no obligation to update information contained in this news release.